Exhibit 10.1

MANAGEMENT CONSULTING AGREEMENT

1

i

MANAGEMENT CONSULTING AGREEMENT

This MANAGEMENT CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of September 28, 2015, by and between Black Knight Advisory Services, LLC, a Delaware limited liability company (“Advisor”), and J. Alexander’s Holdings, LLC, a Delaware limited liability company (the “Company”). Advisor and the Company are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, Advisor has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company and its business; and

WHEREAS, in accordance with the terms of this Agreement the Company desires to retain Advisor to provide certain consulting services to the Company, and Advisor desires to perform such services for the Company, on the terms and conditions hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other consideration the receipt and sufficiency of which are expressly acknowledged hereby, the Parties hereby agree as follows:

1.Engagement. The Company agrees to retain Advisor, and Advisor agrees to be retained, to perform certain services for the Company as set forth in Section 3 of this Agreement. The Parties acknowledge that the Services (as defined herein) will be performed by officers, employees or consultants of the Advisor, who may also serve, from time to time, as officers, employees or consultants of other companies or entities.

2.Term. The term of this Agreement (the “Initial Term”) shall begin on the date hereof (the “Effective Date” and continue for an initial term expiring on the seventh (7th) anniversary of the Effective Date unless earlier terminated pursuant to Section 10 hereof. Each one-year period during the Initial Term or any extended term that ends on an anniversary date of the Effective Date is referred to herein as an “Agreement Year”.

At the expiration of the Initial Term, this Agreement shall be renewed automatically for additional one-year terms (each, a “Renewal Term”) unless the Advisor or the Company terminates this Agreement pursuant to Section 10 hereof. Notwithstanding anything in this Agreement to the contrary,

(a)	the provisions of Section 9 shall survive the termination of this Agreement and
(b)

no termination of this Agreement will affect the Company’s obligation to promptly pay all and any fees accrued, or to reimburse any cost or expense incurred, pursuant to the terms of this Agreement before the effective date of termination.

3.Services. Advisor or any of its affiliates shall provide the Company and its subsidiaries and affiliates with the services set forth on Exhibit A hereto (the “Services”).

The Company shall use the Services of Advisor and Advisor shall make itself available for the performance of the Services upon reasonable notice. Advisor shall perform the Services to reasonably meet the Company’s material requirements as identified by the Company, taking into account other engagements that Advisor may have. Advisor shall have the right to identify such employees and agents of Advisor to perform the Services as Advisor shall deem appropriate in its discretion.

The Services are intended to be those services and functions that are appropriate to provide guidance and advice for the operation and management of the Company and are not intended to be duplicative of services and functions for the operating subsidiaries of the Company that are to be performed by officers, employees and consultants of those companies.

4.Independent Contractor; Use of Subcontractors. To the maximum extent permitted by law, Advisor shall be deemed an independent contractor in the performance of Services under this Agreement. This Agreement does not nor shall at any time be deemed to create any fiduciary or other implied duties or obligations whatsoever between Advisor and the Company, other than the duties and obligations expressly set forth herein.

Nothing in this Agreement shall prevent Advisor from rendering or performing services similar to those provided to the Company under this Agreement to or for itself or other persons, firms or companies. Advisor may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however that, subject to Sections 8(c) and 9 of this Agreement, as between Advisor and any such subcontractor, Advisor will in all cases remain primarily responsible to the Company for all obligations undertaken by it under this Agreement.

Nothing contained herein shall create, or shall be construed as creating, a partnership or joint venture of any kind or as imposing upon any Party any partnership duty, obligation or liability to any other Party.

5.Other Activities of Advisor; Investment Opportunities. The Company expressly acknowledges and agrees that neither Advisor nor any of Advisor’s employees, officers, directors, affiliates or associates (collectively, the “Advisor Group”) shall be required to devote its full time and business efforts to the duties of Advisor specified in this Agreement. Advisor shall devote only so much of its time and efforts as Advisor reasonably deems necessary to perform the Services.

The Company expressly acknowledges and agrees that members of the Advisor Group are engaged in the business of investing in, acquiring and/or managing businesses for their own account, for the account of their affiliates and associates and for the account of other unaffiliated parties, and understands that Advisor will continue to be engaged in such business (and other business or investment activities) during the term of this Agreement. Advisor makes no representations or warranties, express or implied, in respect of the Services to be provided by the Advisor Group. Except as Advisor may otherwise agree in writing after the date hereof:

(a)	each member of the Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) whatsoever not to, directly or indirectly
(i)	engage in the same or similar business activities or lines of business as the Company, or
(ii)	do business with any client or customer of the Company;
(b)	no member of the Advisor Group shall be liable to the Company for breach of any duty (contractual or otherwise) by reason of any such activities or of such member’s participation therein; and
(c)

in the event that any member of the Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, on the one hand, and such member of the Advisor Group, on the other hand, or any other person or entity, no member of the Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, and, notwithstanding any provision of this Agreement to the contrary, no member of the Advisor Group shall be liable to the Company for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person or entity, or does not present such opportunity to the Company.

In no event will any member of the Advisor Group be liable to the Company for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for third-party claims relating to the services which may be provided by Advisor hereunder.

6.Compensation. In consideration of the Services to be rendered by Advisor hereunder, during the term of this Agreement, the Company shall compensate Advisor as follows:

(a)

The Company shall issue the Advisor Class B Units of the Company pursuant to a separate Unit Grant Agreement between the Company and the Advisor dated as of the date hereof (the “Incentive Compensation Units”).

(b)	The Company shall pay Advisor an annual incentive fee (the “Base Fee”) equal to the product of
(1)	three percent (3%), multiplied by
(2)

the Adjusted EBITDA (as defined below) of J. Alexander’s Holdings, Inc.(“J. Alexander’s”) for the most recently completed fiscal year of J. Alexander’s, calculated as of the end of each such fiscal year.

For purposes hereof, “Adjusted EBITDA” means, for the applicable period, the net income (loss) of J. Alexander’s and its now existing or future subsidiaries for such period on a consolidated basis, before interest expense, income tax (expense) benefit, depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment, pre-opening costs and certain unusual items, as calculated from J. Alexander’s financial statements.

The calculation of Adjusted EBITDA and the Base Fee payable with respect thereto with respect to any fiscal year will be made in good faith by the Compensation Committee of the Board of Directors of J. Alexander’s (or if there is then no such Committee, by the entire Board of Directors of J. Alexander’s), based on the audited financial statements of J. Alexander’s for such fiscal year and, if applicable, consistent with J. Alexander’s calculation of Adjusted EBITDA for such fiscal year as set forth in its public reports. The Base Fee will be paid within ten (10) business days following the completion of such audit, but in any event no later than 90 days following the end of such fiscal year.

With respect to the fiscal year of J. Alexander’s ending January 3, 2016 and the fiscal year of J. Alexander’s in which this Agreement is terminated (if other than on the last day of such fiscal year), the Advisor shall be entitled to a pro-rated Base Fee determined by multiplying the Base Fee the Advisor would have otherwise been entitled receive for such full fiscal year, by a fraction, the numerator of which is the number of days during such fiscal year that this Agreement was in effect, and the denominator of which is the actual of days in such fiscal year).

7.Out-of-Pocket Expenses. All obligations or expenses incurred by Advisor in the performance of its obligations hereunder shall be for the account of, on behalf of, and at the expense of the Company, and all such expenses shall be promptly reimbursed by the Company. Advisor shall not be obligated to make any advance to or for the account of the Company or to pay any sums, except out of funds held in accounts maintained by the Company, nor shall Advisor be obligated to incur any liability or obligation for the account of the Company. The Company shall reimburse Advisor by wire transfer of immediately available funds for any amount paid by Advisor, which shall be in addition to any other amount payable to Advisor under this Agreement.

8.Standard of Care; Disclaimer; Limitation of Liability.

(a)	Advisor will perform, or cause its employees, subcontractors or consultants to perform the Services in conformity with this Agreement, in good faith and in a manner Advisor reasonably believes to be in accordance with reasonably prudent industry practice.
(b)	Other than as set forth in clause (a) above, Advisor makes no representations or warranties, express or implied, in respect of the Services to be provided by it hereunder.
(c)

Neither Advisor nor any of its officers, directors, managers, principals, members, employees, agents, representatives, agents or affiliates (each a “Related Party” and, collectively, the “Related Parties”) shall be liable to the Company or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of any Services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven and confirmed by a non-appealable final judgment to result directly from the gross negligence or willful misconduct of such person. In no event will Advisor or any of its Related Parties be liable to the Company for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if Advisor has been advised of the possibility of such damages. Under no circumstances will the liability of Advisor and Related Parties exceed, in the aggregate, the fees actually paid to Advisor hereunder.

9.Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless Advisor and each of its Related Parties (each, an “Indemnified Party”) from and against any and all losses, claims (whether or not litigated), actions, damages and liabilities, joint or several, and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and reasonable attorneys’ fees and other legal or other costs and expenses of investigating or defending against any claim or alleged claim but excluding any liabilities for taxes of any Indemnified Party), known or unknown, liquidated or unliquidated, to which such Indemnified Party may become subject under any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment or decree, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party, of the Services or other matters referred to or contemplated by this Agreement, and the Company will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The termination of any proceeding by settlement, judgment, order or upon a plea of nolo contendre or its equivalent shall not, of itself, create a presumption that an Indemnified Party was engaged in willful misconduct or bad faith.

The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

The reimbursement and indemnity obligations of the Company, under this Section 9 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Related Party or controlling persons (if any), as the case may be, of Advisor and any Related Party and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Advisor, any such affiliate and any such Related Party or other person. The provisions of this Section 9 shall survive the termination of this Agreement.

10.Termination. This Agreement may be terminated by the Parties as set forth in this Section 10 as follows:

(a)	At any time during the Term, the Company will be entitled to terminate this Agreement:
(i)

if Advisor fails in any material respect to perform any material Services in accordance with the “Standard of Care” set forth in Section 8(a) above, and such failure has a material adverse effect on the Company or its rights and obligations under this Agreement;

(ii)

if Advisor fails in any material respect to perform any material Services, which failure would result in liability of Advisor to the Company (after giving effect to Section 8(c) of this Agreement), and such failure has a material adverse effect on the Company or its rights and obligations under this Agreement; or

(iii)

on written notice to Advisor, delivered at least six (6) months before the expiration of the Initial Term or any Renewal Term then-in-effect, with such termination to be effective as of the expiration of the Initial Term or any Renewal Term then-in-effect, as applicable; provided, that in the event of a termination pursuant to this clause (iii) that is to be effective before expiration of the tenth (10th) Agreement Year, then (x) all unvested Incentive Compensation Units shall become fully vested, and (y) as a condition to the effectiveness of such termination, Advisor shall be paid in a lump sum the Early Termination Amount. The “Early Termination Amount” shall be an amount equal to the product of (a) the Base Fee for the most recently completed fiscal year of the Company, multiplied by (b) the sum of 10 minus the number of Agreement Years (and any fraction thereof) that has elapsed since the Effective Date (provided, that such sum may not be less than zero), adjusted to the net present value of such fees calculated using a discount rate equal to the ten-year treasury rate (at the close of business on the business day immediately preceding the date of such termination); provided, however, that in the event the

Company terminates this Agreement following a Sale of the Company (as defined below), the factor in clause (b) above to be multiplied by the Base Fee shall not exceed three (3).

For purposes hereof “Sale of the Company” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other person or group of persons on an arm’s-length basis, pursuant to which such person or group of persons (a) acquire (whether by merger, unit or stock purchase, recapitalization, reorganization, redemption, issuance of units or stock or otherwise), directly or indirectly, more than fifty-percent (50%) of the voting power of J. Alexander’s or the Company or (b) acquire assets constituting all or substantially all of the assets of J. Alexander’s or the Company and its subsidiaries on a consolidated basis; provided, however, that in no event shall a Sale of the Company be deemed to include any transaction effected for the purpose of changing, directly or indirectly, the domicile, form of organization or the organizational structure of J. Alexander’s or the Company.

(b)	At any time during the Term, Advisor will be entitled to terminate this Agreement:
(i)	if the Company fails to pay any amounts due thereunder within five (5) business days following notice from Advisor of such failure;
(ii)	if the Company breaches in any material respect any material term of this Agreement, which breach is not cured within five (5) business days of notice thereof from Advisor; or
(iii)

on 30 calendar days written notice to the Company; provided, however, that in the event Advisor provides such notice within 180 days following a Sale of the Company, Advisor shall be paid in a lump sum the Early Termination Amount upon such termination of this Agreement, and provided further that in calculating the Early Termination Amount in such event, the factor in clause (b) of the definition of Early Termination Amount to be multiplied by the Base Fee shall not exceed three (3).

(c)

This Agreement shall terminate automatically if either party files a petition for bankruptcy, reorganization or arrangement, makes an assignment for the benefit of creditors or otherwise becomes insolvent.

11.Accuracy of Information. The Company and its subsidiaries shall furnish or cause to be furnished to Advisor such information as Advisor believes reasonably appropriate to its Services hereunder. The Company and its subsidiaries recognize and confirm that Advisor (a)

will use and rely primarily on the information provided by the Company and on information available from generally recognized public sources (all such information so furnished to Advisor, the “Information”) in performing the Services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information; and (c) is entitled to rely upon the Information without independent verification.

12.Representations and Warranties. Each of the Parties represents and warrants to the other that:

(a)	Such Party is duly organized and validly existing under the laws of the jurisdiction of its formation.
(b)	Such Party has all requisite corporate power and authority to enter into this Agreement and to perform its obligations provided for in this Agreement.
(c)

This Agreement has been duly authorized, executed and delivered by such Party and constitutes a valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)

All authorizations and government approvals which are necessary for the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been obtained and are in full force and effect, and no other action by, and no notice or filing with, any governmental authority or other individual or entity is required for such execution, delivery or performance.

(e)

The execution, delivery and performance of this Agreement does not and will not (i) violate any provision of its organizational documents, any authorization, any government rule or any government approval or, (ii) conflict with, result in a breach of or constitute a default under any mortgage, indenture, loan, credit agreement or other agreement to which such Party is a party or by which such Party or its property may be bound or affected in any material respect.

13.General Provisions.

(a)

Entire Agreement; Amendment. This Agreement contains the entire agreement of the Parties hereto relating to the subject matter hereof, and that there exists no further agreement between the Parties with respect to any aspect of the subject matter hereof. No amendment, waiver or modification of this Agreement shall be valid or binding unless made in writing and duly executed by each of the Parties hereto.

(b)	Notices. All notices which may be or are required to be given pursuant to this Agreement shall be
(i)	either delivered in person or sent via postage prepaid, certified or registered mail, return receipt requested, and
(ii)	addressed to the party to whom sent or given at the address set forth on the signature page hereof or to such other address as any party hereto may have given to the party hereto in such manner.

If delivered, such notice shall be deemed given when received; if mailed, such notice shall be deemed made or given five (5) days after such notice has been mailed, as provided above.

(c)

Confidential Information. Each Party shall use at least the same standard of care in the protection of Confidential Information of the other Party as it uses to protect its own confidential or proprietary information; provided that such Confidential Information shall be protected in at least a reasonable manner. For purposes of this Agreement, with respect to each Party, “Confidential Information” includes all confidential or proprietary information and documentation of the other Party, and all of the other Party’s software, data, financial information all reports, exhibits and other documentation prepared by any of the other Party’s subsidiaries or affiliates, in each case, to the extent provided or made available under, or in furtherance of, this Agreement.

(d)	Miscellaneous.
(i)	This Agreement and the rights and obligations of the Parties hereunder shall be governed by the laws of the State of Tennessee without regard to choice or conflict of laws.
(ii)	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(iii)

No delay or failure by any party in exercising any of their rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing among the Parties or any other person shall be deemed to be a waiver by any party of any such rights, remedies, powers, or privileges, even if such delay or failure is continuous or repeated nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by any party.

(iv)	If any term or provision of this Agreement or any portion of a term or provision hereof or the application thereof to any individual or entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to individuals or entities or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement and each portion thereof shall be valid and enforced to the fullest extent permitted by law.

(v)	The headings in this Agreement are for convenience only and shall not affect its construction.
(vi)	This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.
(vii)

This Agreement may be executed and delivered by electronic means including but not limited to scanning as a “.pdf” or telefacsimile with the same force and effect as if it were a manually executed and delivered counterpart.

(viii)

Each Party upon the request of the other Party agrees to perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the terms and intent of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have executed this Agreement as of the day and year first above written.

J. ALEXANDER’S HOLDINGS, LLC

By:J. ALEXANDER’S HOLDINGS, INC., its Managing Member

By:	/s/ Lonnie J. Stout II
Name: Lonnie J. Stout II
Title: President and Chief Executive Officer

BLACK KNIGHT ADVISORY SERVICES, LLC

By:	/s/ Gregory S. Lane
Name: Gregory S. Lane
Title: Member

Exhibit A

Description of Services

As requested by the Company:

•

Assist in developing and implementing corporate strategy, including providing advice with respect to business planning, compensation and benefits and the development and implementation of strategies for improving the operating, marketing and financial performance of the Company;

•	Assist in identifying locations for restaurant expansion;
•	Assist in the negotiation of leases and lease renewals for restaurant locations;
•	Assist in budgeting future corporate investments;
•	Assist in developing acquisition and divestiture strategies and making available in-house, legal, finance, tax and other necessary disciplines to execute on such strategies; and
•	Advising on debt and equity financings and making available in-house, legal, finance, tax and other necessary disciplines in connection therewith.